CONTRIBUTION AGREEMENT


     This CONTRIBUTION AGREEMENT (this "Agreement") dated as of May
21, 1997, is entered into by and among WALDEN/DREVER OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("WDOP"), WALDEN RESIDENTIAL PROPERTIES, INC., a Maryland corporation ("Walden"), the shareholders of Drever Partners, Inc., a California corporation ("Drever"), AOF, Inc., a California corporation ("AOF"), and AOF
II, Inc., a California corporation ("AOFII"), listed on Schedule
1.1 hereto (collectively, the "Shareholders," and each individually, a "Shareholder") and each of the equity participants in Drever, all of which participants are listed on Schedule 1.2 hereto (collectively, the "Equity Participants," and each individually, an "Equity Participant").

                             Recitals

     A. Drever is the general partner of each of the partnerships listed on Schedule 1.3 hereto (collectively, the "Drever
Partnerships"), AOF is the general partner of AOF Newgen, L.P.
(the general partner of Apartment Opportunity Fund, L.P.) and AOFII is the general partner of Apartment Opportunity Fund II, L.P. (the
Drever Partnerships, AOF Newgen, L.P., Apartment Opportunity
Fund, L.P. and Apartment Opportunity Fund II, L.P., are referred to collectively herein as the "Partnerships").

     B. Maxwell B. Drever, one of the Shareholders, has assigned to each of the Equity Participants a percentage of his right to receive dividends, distributions and profits otherwise payable to him pursuant to his stock ownership of Drever, as more particularly described on Schedule 1.2 hereto (the "Equity Rights").

     C.   Drever has assigned to each of the individuals listed on
Schedule 2.2(b) hereto (collectively, the "Assignees," and each individually, an "Assignee") a percentage of its rights to distributions and profits otherwise payable to it as general partner of certain of the Partnerships, as more particularly described on Schedule 2.2(b) hereto (the "General Partner Rights").

     D. Certain of the Equity Participants own shares of capital stock in certain subsidiaries of Drever (the "Subsidiary Shares").

     E. Concurrently with the execution and delivery of this Agreement, Walden, WDOP, Drever, AOF and AOFII have entered into an Exchange Agreement (the "Exchange Agreement") pursuant to which WDOP has agreed to offer to exchange (the "Exchange Offer") cash and units of beneficial ownership in WDOP for the limited partner interests in the Partnerships.

     F. Pursuant to the terms and conditions set forth herein, the Shareholders, the Equity Participants and the Assignees desire to contribute, transfer and assign to WDOP, and WDOP desires to acquire from the Shareholders, the Equity Participants and the Assignees all of the issued and outstanding shares of capital stock of Drever, AOF and AOFII (together with the Subsidiary Shares, the "Shares"), the Equity Rights and the General Partner Rights.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, WDOP, Walden, each of the Shareholders, the Equity
Participants and the Assignees hereby agree as follows:


                            ARTICLE 1

                           Definitions

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

          Accounts Receivable: shall have the meaning set forth in Section 3.12 hereof.

          Accredited Investor: means an "accredited investor," as such term is defined in Rule 501 promulgated under the Securities Act.

          Acquired Companies: means Drever, AOF, AOFII, and their respective Subsidiaries, collectively.

          Acquired Company Material Adverse Effect: shall have the meaning set forth in Section 3.1 hereof.

          Agencies: means all governmental authorities, agencies or bodies having jurisdiction with respect to real property, including the construction, zoning and operation of real property.

          Applicable Contract: means any Contract (a) under which any Acquired Company has or may acquire any rights,
     (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it may become bound.

          Assignees: shall have the meaning set forth in the first paragraph of this Agreement.

          Attributable Consideration: shall have the meaning set forth in Section 2.4 hereof.

          Breach: will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

          Closing:  shall have the meaning set forth in
     Section 2.5 hereof.

          Closing Date: means the date and time as of which the Closing actually takes place.

          Code: means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

          Common Stock:  means the common stock, par value
     $.01 per share, of Walden.

          Common Units: means common units of beneficial interest in WDOP, which units are exchangeable for shares of Common Stock in accordance with the terms of the WDOP
     Partnership Agreement.

          Contemplated Transactions: means all of the transactions contemplated by this Agreement, including:

               (a)  the contribution of the Shares, the
          Equity Rights and the General Partner Rights by the
          Shareholders, the Equity Participants and the Assignees to WDOP;

               (b)  the delivery of the Contribution
          Consideration by WDOP to the Shareholders, the Equity
          Participants and the Assignees, as contemplated by
          Section 2.1 hereof;

               (c)  the execution, delivery and performance
          of the Employment Agreements;

               (d)  the performance by WDOP, Walden, the
          Shareholders, the Equity Participants and the Assignees of their respective covenants and obliga-tions under this Agreement; and

               (e)  WDOP's acquisition and ownership of the
          Shares, the Equity Rights and the General Partner
          Rights and exercise of control over the Acquired
          Companies.

          Contract: means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

          Contribution Consideration: means, collectively, the Share Consideration and the General Partner Interest Consideration, which, when combined with the aggregate amount of the Exchange Consideration (as defined in the Exchange Agreement), shall not exceed the Maximum Consideration.

          Damages: shall have the meaning set forth in Section 8.1 hereof.

          Drever: shall have the meaning set forth in the first paragraph of this Agreement.

          Drever Partnerships: shall have the meaning set forth in the Recitals hereto.

          Employment Agreements: shall have the meaning set forth in Section 2.6(a)(iii) hereof.

          Encumbrance: means any lien, security interest, mortgage, charge or other encumbrance on title.

          Equity Participant and Equity Participants: shall have the meanings set forth in the first paragraph of this Agreement.

          Equity Rights: shall have the meaning set forth in the Recitals of this Agreement.

          ERISA:  means the Employee Retirement Income
     Security Act of 1974 or any successor law, and the regulations and rules issued pursuant thereto or any successor law.

          Exchange Act:  means the Securities Exchange Act of
     1934, as amended.

          Exchange Offer: shall have the meaning set forth in the Recitals of this Agreement.

          Facilities: means any real property, leaseholds or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by any Acquired Company.

          Financial Statements: shall have the meaning set forth in Section 3.4 hereof.

          GAAP: means generally accepted United States accounting principles.

          General Partner Interest Consideration: means that portion of the Contribution Consideration allocable to the General Partner Interests.

          General Partner Interests: means the general partner interests of each of Drever, AOF and AOFII in the Partnerships.

          General Partner Rights: shall have the meaning set forth in the Recitals of this Agreement.

          Holdback Consideration: shall have the meaning set forth in Section 2.4 hereof.

          Holdback Partnership: shall have the meaning set forth in Section 2.4 hereof.

          Indemnified Person: shall have the meaning set forth in Section 8.1 hereof.

          IRS:  means the Internal Revenue Service.

          Knowledge: means (i) in the case of Walden or WDOP, the actual knowledge (without the necessity of investigation) of Don R. Daseke, Chairman of the Board and Chief Executive Officer of Walden, Marshall B. Edwards,
     President and Chief Acquisitions Officer of Walden, or
     Mark S. Dillinger, Chief Financial Officer of Walden,  or
     (ii) in the case of a Shareholder, the actual knowledge
     (without the necessity of investigation) of such Shareholder.

          Legal Requirement: means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

          Material Interest: means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

          Maximum Consideration: means, in the aggregate, 10,322,580 Common Units; 2,000,000 Preferred Units; and
     $85,000,000 in cash, except as adjusted to accommodate fractional Units.

          Net General Partner Interest Consideration: means the General Partner Interest Consideration less the amount paid to the Assignees for the contribution of their General Partner Rights.

          Order: means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator.

          Organizational Documents: means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and
     (e) any amendment to any of the foregoing.

          Partnership Agreements: means the partnership agreements of the Partnerships.

          Person: means an individual, partnership, joint venture, corporation, trust, unincorporated organization or other legal entity.

          Plan:  shall have the meaning set forth in Section
     3.13 hereof.

          Pledge Agreement: shall have the meaning set forth in Section 2.6(a)(iv) hereof.

          Preferred Stock: shall have the meaning set forth in Section 4.3 hereof.

          Preferred Units: means preferred units of beneficial interest in WDOP, which units are exchangeable for shares of Redeemable Preferred Stock and Warrants in accordance with the terms of the WDOP Partnership
     Agreement.

          Property Restrictions: means rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in title.

          Proration Mechanism: shall have the meaning set forth in Section 2.2 hereof.

          Proxy Statement: shall have the meaning set forth in Section 5.6 hereof.

          Redeemable Preferred Stock:  means the 9.00%
     Redeemable Preferred Stock of Walden.

          Regulatory Filings: means any filings required under the Securities Laws or applicable state securities or "Blue Sky" laws.

          Related Person: means, with respect to a particular individual:

               (a)  each other member of such individual's
          Family;

               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

               (c)  any Person in which such individual or
          members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

               (d)  any Person with respect to which such
          individual or one or more members of such individual's
          Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual, means:

               (i)  any Person that directly or indirectly
          controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

               (ii) any Person that holds a Material Interest in such specified Person;

               (iii)     each Person that serves as a director,
          officer, partner, executor or trustee of such specified Person (or in a similar capacity);

               (iv) any Person in which such specified Person holds a Material Interest;

               (v)  any Person with respect to which such
          specified Person serves as a general partner or a trustee (or in a similar capacity); and

               (vi) any Related Person of any individual described in clause (b) or (c).

          For purposes of this definition, the "Family" of an individual includes (1) the individual, (2) the individual's spouse and former spouses, (3) any other natural person who is related to the individual or the individual's spouse within the second degree, and (4) any other natural person who resides with such individual.

          SEC:  means the Securities and Exchange Commission.

          Securities Act: means the Securities Act of 1933 or any successor law, and the regulations and rules issued pursuant thereto or any successor law.

          Securities Laws:  means the Securities Act, the
     Exchange Act and the rules and regulations promulgated thereunder.

          Share Consideration: means an amount of Units and cash with a value equal to the sum of (a) $28,023,804,
     (b) the Net General Partner Interest Consideration, and
     (c) the value of each limited partner interest owned by any of Drever, AOF or AOFII, determined in accordance with the terms of the Exchange Agreement.

          Shares: shall have the meaning set forth in the Recitals of this Agreement.

          Shareholder and Shareholders: shall have the meanings set forth in the first paragraph of this Agreement.

          Stephenson Litigation:  means the following matters:
     Drever Partners, Inc. vs. Stephenson, et al., Superior Court for the State of California, County of Mavin, Case No. 962810 and Stephenson vs. Drever, et al., Superior Court for the State of California, County of Marin, Case No. 163952; Supreme Court of the State of California, Case No. 5057635.

          Subsidiary: means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          Tenant Leases: means the lease agreements relating to the Partnership Properties.

          Units:  means the Common Units and the Preferred
     Units.

          Walden: shall have the meaning set forth in the first paragraph of this Agreement.

          Walden Material Adverse Effect: shall have the meaning set forth in Section 4.1 hereof.

          Walden Permitted Liens: shall have the meaning as defined in Section 4.12 hereof.

          Walden Properties: shall have the meaning set forth in Section 4.12 hereof.

          Walden Reports:  shall have the meaning set forth in
     Section 4.7 hereof.

          Walden Stockholders:  means the holders of Common
     Stock.

          Warrant Agreement: means the Warrant Agreement between Walden and The First National Bank of Boston, as
     Warrant Agent, in substantially the form of Exhibit C to the Exchange Agreement.

          Warrants: means warrants issued by Walden pursuant to the Warrant Agreement.

          WDOP: shall have the meaning set forth in the first paragraph of this Agreement.

          WDOP Material Adverse Effect: shall have the meaning set forth in Section 4.1 hereof.

          WDOP Partnership Agreement: means the amended and restated partnership agreement of WDOP in substantially the form of Exhibit D to the Exchange Agreement.


                            ARTICLE 2

  Contribution and Transfer of Shares, Equity Rights and General
Partner Rights; Closing

1.    Contribution of Shares, Equity Rights and General Partner
Rights. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders, the Equity Participants and the Assignees will contribute, transfer and assign the Shares, the Equity Rights and the General Partner Rights, Charlene Geiss shall deliver all of her shares of capital stock of Concierge Realty & Finance Corporation (representing a 5% equity interest in such entity) (the "CRF Shares") and Michael L. Collier shall deliver all of his shares of capital stock of Concierge Management
Corporation (representing a 10% equity interest in such entity) (the "CMC Shares") to WDOP, and WDOP will acquire the Shares, the Equity
Rights, the General Partner Rights, the CRF Shares and the CMC
Shares from the Shareholders, the Equity Participants and the Assignees, respectively, in exchange for the delivery by WDOP to each Shareholder, Equity Participant and Assignee of the Contribution Consideration. Upon receipt of the Contribution
Consideration, each Equity Participant shall be deemed to have waived all rights, whether or not written, to receive additional shares of capital stock of any of the Acquired Companies.

2.    Allocation of Contribution Consideration; Election
Procedures. The Share Consideration shall be allocated among the Shareholders and the Equity Participants as set forth on Schedule 2.2(a) hereto, and the General Partner Interest Consideration shall be allocated among the Shareholders and the Assignees as set forth on
Schedule 2.2(b) hereto. Drever shall provide to WDOP, on or prior to June 30, 1997, illustrative schedules designating the amounts of the Share Consideration and the General Partner Interest
Consideration allocable to each Shareholder, Equity Participant and Assignee that would be payable to each Shareholder, Equity
Participant and Assignee assuming the Closing occurs on October
15, 1997. Additionally, Drever shall provide to WDOP, on or prior to June 30, 1997, a document setting forth a procedure (the
"Proration Mechanism") pursuant to which each Shareholder, Equity
Participant and Assignee shall be entitled to elect pursuant to a written notice delivered to Walden the portion of such Person's Shares, Equity Rights and General Partner Rights, as applicable, which such Person desires to have exchanged for (a) Common Units, (b)
Preferred Units, and (c) cash and a procedure for allocating the various types of Contribution Consideration among the Shareholders, Equity Participants and Assignees, if the aggregate amount of any type of consideration offered by WDOP pursuant to this Agreement and the Exchange Agreement selected by the Shareholders, Equity Participants and Assignees and the Interestholders (as defined in the Exchange Agreement), exceeds the Maximum Consideration amount of such type of consideration.

3. Fractional Units. No fractional Units shall be issued as part of the Contribution Consideration. In lieu of a fractional
Unit, each Person contributing Shares, Equity Rights or General
Partner Rights pursuant to Section 2.1 hereof who would otherwise have been entitled to receive a fraction of a Unit shall receive cash (without interest) in an amount equal to the product of (i) such fraction of a Unit and (ii) in the case of a Common Unit, $23.25 and, in the case of a Preferred Unit, $27.50. The aggregate amount of cash elected to be received by the Shareholders, Equity Participants and Assignees may be increased by the Proration
Mechanism above the Maximum Consideration to be paid in cash in order to provide for the payment of cash in lieu of fractional
Units, provided there is a corresponding reduction in the other types of Contribution Consideration.

4. Holdback of Contribution Consideration. To the extent any portion of the Contribution Consideration is calculated based on a general partner interest in excess of 1% of the distributions payable by a Partnership (the "Holdback Partnership") and all the limited partners of the Holdback Partnership do not exchange their partnership interests pursuant to the Exchange Agreement, the General Partnership Interest Consideration payable to the
Shareholders and Assignees at Closing attributable to such general partner interest (the "Attributable Consideration") shall be reduced by an amount equal to the product of (a) the Attributable Consideration multiplied by (b) the percentage of the Holdback Partnership not owned by Walden, WDOP and/or any other subsidiary immediately following the Closing and the closing of the Exchange
Offer (such amount of the Attributable Consideration is referred to herein as the "Holdback Consideration"). At such time as Walden, WDOP and/or any other Subsidiary acquires all of the partnership interests of the Holdback Partnership or otherwise acquires 100% ownership of the Partnership Properties owned by the Holdback Partnership, WDOP shall issue to the Shareholders and Assignees, on a pro rata basis, the Holdback Consideration.

5. Closing. The contribution, transfer and assignment of the Shares (the "Closing") provided for in this Agreement will take place at the offices of Winstead Sechrest & Minick P.C., located at 1201 Elm Street, Suite 5400, Dallas, Texas 75270 as soon as practicable following the Closing of the Exchange Offer, or at such other time, date or place as WDOP and the Shareholders may agree. Subject to the provisions of Article 7 hereof, failure to consummate the contribution, transfer and assignment of the Shares, the Equity Rights and the General Partner Rights on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

6.    Closing Obligations.  At the Closing:

          (a)  The Shareholders, Equity Participants and
     Assignees will deliver to the WDOP:

               (i)  certificates representing the Shares;

               (ii) assignment agreements transferring the Equity
          Rights and the General Partner Rights;

               (iii)     employment agreements executed by
          Maxwell B. Drever, Michael E. Masterson and Michael L. Collier, containing the terms set forth in Schedule 2.6(a)(iii) hereto and such other terms as the parties may agree upon (collectively, the "Employment Agreements");

               (iv) a pledge agreement in the form of
          Exhibit 2.6(a)(iv) hereto executed by Maxwell B. Drever
          (the "Pledge Agreement"); and

               (v) a certificate executed by each Shareholder representing and warranting to WDOP that each of such Shareholder's representations and warranties set forth in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

          (b)  WDOP will deliver to the Shareholders, Equity
     Participants and Assignees;

               (i) certificates representing the Units to be delivered by WDOP to the Shareholders, Equity
          Participants and Assignees pursuant to Section 2.1 hereof;

               (ii) cashier's checks representing the cash portion of the Contribution Consideration allocated to each such Person pursuant to the Election Mechanism;

               (iii)     the Employment Agreements, executed by
          Walden; and

               (iv) a certificate executed by an authorized officer of Walden to the effect that, except as otherwise stated in such certificate, each of Walden's and WDOP's representations and warranties set forth in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

7. Cash Reserves. At Closing, a cash reserve account shall be established in an amount equal to the amount of liabilities set forth on a projected balance sheet of Drever, as of October 1, 1997, attached hereto as Schedule 2.7 (the "Cash Reserve"), to account for the payment of such liabilities. Drever's cash on hand on the Closing Date shall be allocated to the Cash Reserve, and if Drever shall have insufficient cash available to fund the Cash Reserve the Share Consideration payable at Closing to the Shareholder of Drever and the applicable Equity Participants shall be reduced by the amount of such shortfall. The Shareholder of Drever and the applicable Equity Participants shall be entitled to receive, on the 120th day following the Closing Date, an amount of cash from WDOP equal to the additional amount they would have received if the balances in the Cash Reserve (after paying or accruing for the liabilities set forth on such projected balance sheet) were added to the Share Consideration. Additionally, Shareholders and Assignees of a general partner of a Partnership, as to which Partnership there is a balance in the cash reserve (established pursuant to the terms of the Exchange Agreement) shall be entitled to receive, on the 120th day following the closing of the Exchange Offer, an amount of cash from WDOP equal to the additional amount each of them would have received if such balance were added to the General Partner Interest Consideration.


                            ARTICLE 3

        Representations and Warranties of the Shareholders

     The Shareholders hereby jointly and severally represent and warrant to WDOP and Walden as follows:

1.    Existence; Good Standing; Compliance with Law-Acquired
Companies. Schedule 3.1 hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Acquired Company is duly licensed or qualified to do business and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of such Acquired Company (an "Acquired
Company Material Adverse Effect"). Each Acquired Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     None of the Acquired Companies is in violation of any order of any court, governmental authority or arbitration board or tribunal or any law, ordinance, governmental rule or regulation to which any Acquired Company or any of its respective properties or assets is subject, where such violation would have an Acquired Company
Material Adverse Effect. Each Acquired Company has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have an Acquired Company Material Adverse Effect. A copy of each
Acquired Company's Organizational Documents has been delivered or made available to Walden and its counsel and was complete and correct when delivered or made available and, as delivered or made available, is in full force and effect as of the date hereof.

2. Authorization; Validity and Effect of Agreement. Each of the Shareholders and, to the Knowledge of the Shareholders, each of the Equity Participants and the Assignees has the requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. Assuming the due and valid authorization, execution and delivery of this Agreement by Walden and WDOP, this Agreement constitutes the valid and legally binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3. No Violation. Neither the execution and delivery by the Shareholders of this Agreement, nor the consummation by the Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (a) except as set forth on
Schedule 3.3 hereto, conflict with or result in a breach of any provisions of the Organizational Documents of any Acquired
Company; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of an Encumbrance upon any of the properties or assets of any Acquired Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which any Acquired Company is a party, or by which any Acquired Company or any of their respective properties or assets is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an Acquired
Company Material Adverse Effect; or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have an Acquired Company Material
Adverse Effect.

4. Financial Statements. The Shareholders have delivered or caused to be delivered to WDOP true, correct and complete copies of: (a) the unaudited balance sheets, and the related statements of income, shareholders' equity and cash flow in each of the years in the three-year period ended December 31, 1996 for each of Drever, AOF and AOFII (the balance sheets for the year ended
December 31, 1996 being hereinafter referred to as the "1996
Balance Sheets" and all of the financial statements set forth in this Section 3.4 being hereinafter collectively referred to as the "Financial Statements"). Such Financial Statements were prepared from the books and records of the Acquired Companies in accordance with procedures and policies consistently applied throughout the periods involved. At the date hereof, there are no material debts, liabilities or obligations of any Acquired Company, whether absolute, accrued, matured, contingent or otherwise, and contingent liabilities or losses for unasserted claims which are probable of assertion, except for those (i) reflected or reserved against in the 1996 Balance Sheets, (ii) otherwise set forth in Schedule 3.4 hereto, or (iii) incurred in the ordinary course of business since the dates of the Balance Sheets.

5. Capitalization. The authorized capital stock of (i) Drever consists of 5,000 shares of common stock, no par value per share, of which 4,550 shares are issued and outstanding, (ii) AOF consists of 10,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding, and (iii) AOFII consists of 10,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding, which collectively constitute all of the Shares. The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Schedule 1.1 hereto properly identifies the name and address of each Shareholder and the number of Shares held by each Shareholder. Set forth on
Schedule 3.5 hereto is a statement with respect to each Acquired
Company (other than Drever, AOF and AOFII) setting forth the authorized capital stock of each such entity, the number and type of outstanding capital stock of such entity and the holder of such outstanding stock. With the exception of the Shares (which are owned by the Shareholders), the CRF Shares and the CMC Shares, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing capital stock of any Acquired Company. All of the outstanding shares of capital stock of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any capital stock or other securities of any Acquired Company. None of the outstanding capital stock or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal
Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person
(other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

6. Litigation. Except for the Stephenson Litigation and as disclosed on Schedule 3.6 hereto, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which any Acquired Company is a party or by which any of their respective properties or assets are bound, and (b) no actions, suits or proceedings pending against any Acquired Company or, to the Knowledge of any Shareholder, threatened against any Acquired Company, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

7.    Absence of Certain Changes.  Except as disclosed on
Schedule 3.7 hereto, since the date of the Interim Balance
Sheets, (a) each Acquired Company has conducted its business only in the ordinary course of business; (b) to the Knowledge of the Shareholders, there has not been any Acquired Company Material
Adverse Effect; (c) no Acquired Company has incurred any liabilities, whether or not accrued, contingent or otherwise, or suffered any events or occurrences that, individually or in the aggregate, would reasonably be likely to have an Acquired Company Material Adverse Effect; and (d) there has not been any material change in any Acquired Company's accounting principles, practices or methods.

8.    Taxes.  Except as set forth on Schedule 3.8 hereto,

          (a) Each Acquired Company (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. None of the Acquired Companies has received any notice that the federal, state and local income and franchise tax returns of any Acquired
     Company have been or will be examined by any taxing authority. None of the Acquired Companies has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

          (b) None of the Acquired Companies is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against it.

9. Books and Records. The books of account, minute books, stock record books and other records of the Acquired Companies that are in the possession of the Acquired Companies or the Shareholders, all of which have been made available to Walden, are, to the Knowledge of the Shareholders, in all material respects true and correct. To the knowledge of the Shareholders, the minute books of the Acquired Companies contain in all material respects accurate of all meetings held, and corporate action taken, by the shareholders, the Boards of Directors and committees of the Boards of Directors of the Acquired Companies, including all action taken by Drever, AOF and AOFII as general partners of the Partnerships, and, to the knowledge of the Shareholders, no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all books and records will be in the possession of the Acquired Companies.

10.   No Brokers.  Except the fee that is to be paid to Houlihan
Lokey Howard & Zukin, none of Drever, AOF, AOFII or any
Shareholder has entered into any Contract with any Person which may result in the obligation of any Acquired Company, WDOP or Walden to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees to be paid to Houlihan Lokey Howard &
Zukin and Merrill Lynch & Co. Incorporated, to the Knowledge of the Shareholders there are no claims for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

11.   Insurance.  The insurance policies listed and described on
Schedule 3.11 hereto are currently in force, and all such policies or their equivalent will be maintained in force until the Closing Date.

12. Accounts Receivable. All accounts receivable of each Acquired Company that are reflected in the Financial Statements (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown in the Financial Statements or on the accounting records of such Acquired Company as of the Closing
Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts
Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

13.   Employee Benefits.

          (a) As used in this Section 3.13, the following terms have the meanings set forth below:

               "Company Other Benefit Obligation" means an Other
          Benefit Obligation owed, adopted or followed by an Acquired Company or an ERISA Affiliate.

               "Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

               "Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA
          Affiliate.

               "ERISA Affiliate" means, with respect to an Acquired Company, any other Person that would be treated as a single employer under Section 414 of the Code.

               "Multi-Employer Plan" has the meaning given in
          Section 3(37)(A) of ERISA.

               "Other Benefit Obligations" means all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of Section 132 of the Code.

               "PBGC" means the Pension Benefit Guaranty
          Corporation or any successor thereto.

               "Pension Plan" has the meaning given in Section
          3(2)(A) of ERISA.

               "Plan" has the meaning given in Section 3(3) of ERISA.

               "Plan Sponsor" has the meaning given in Section
          3(16)(B) of ERISA.

               "Qualified Plan" means any Plan that meets or purports to meet the requirements of Section 401(a) of the Code.

               "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

               "VEBA" means a voluntary employees' beneficiary association under Section 501(c)(9) of the Code.

               "Welfare Plan" has the meaning given in Section 3(1) of ERISA.

          (b) Schedule 3.13 hereto contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans,
          (B) Qualified Plans, (C) Title IV Plans or (D) Multi-Employer
          Plans.

               (i) Schedule 3.13 hereto contains a complete and accurate list of (A) all ERISA Affiliates and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

               (ii) Schedule 3.13 hereto sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the other ERISA Affiliates, calculated according to information made available pursuant to
          Section 4221(e) of ERISA.

               (iii)     Schedule 3.13 hereto sets forth a
          calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the
          Financial Accounting Standards Board, regardless of whether any Acquired Company is required by such Statement to disclose such information.

               (iv) Schedule 3.13 hereto sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

          (c) The Shareholders have delivered or caused to be delivered to WDOP, or will deliver, or will cause to be delivered, to WDOP within ten days of the date of this
     Agreement:

               (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Shareholders, the Acquired Companies are required to prepare, file and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations and Company VEBAs for which a plan description or summary plan description is not required;

               (ii) all personnel, payroll and employment manuals and policies;

               (iii)     all collective bargaining agreements
          pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA
          Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

               (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

               (v) all registration statements filed with respect to any Company Plan;

               (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

               (vii)     all contracts with third party
          administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company
          Plan, Company Other Benefit Obligation or Company VEBA;

               (viii)    all reports submitted within the four
          years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation or
          Company VEBA;

               (ix) all notifications to employees of their rights under Section 601 of ERISA et seq. and Section 4980B of the Code;

               (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

               (xi) all notices that were given by any Acquired Company, any ERISA Affiliate or any Company Plan to the IRS, the PBGC or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

               (xii) all notices that were given by the IRS, the PBGC or the Department of Labor to any Acquired Company, any ERISA Affiliate or any Company Plan within the four years preceding the date of this Agreement;

               (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

               (xiv)     with respect to Title IV Plans, the Form
          PBGC-1 filed for each of the three most recent plan years.

          (d)  Except as set forth on Schedule 3.13 hereto:

               (i) The Acquired Companies have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs and Obligations that have accrued but are not due.

               (ii) To the Knowledge of the Shareholders, no statement, either written or oral, has been made by any Acquired Company or any Partnership to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit
          Obligation and that could have an adverse economic consequence to any Acquired Company, any Partnership or to WDOP.

               (iii) The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation and Company VEBA is, in full compliance with ERISA, the IRC and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                         Except for matters disclosed in an
               audited annual financial statement for a Company Plan, no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975(c) of the Code have occurred with respect to any Company Plan.

                         No Shareholder or Acquired Company has
               any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

                         No Shareholder or Acquired Company has
               any liability to the PBGC with respect to any Plan or has any liability under Section 502 or
               Section 4071 of ERISA.

                         To the Knowledge of the Shareholders, all
               filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                         All contributions and payments made or
               accrued with respect to all Company Plans, Company Other Benefit Obligations and Company VEBAs are deductible under Section 162 or Section 404 of the Code. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

               (iv) Each Company Plan can be terminated within thirty (30) days, and except with respect to any Qualified Plan and except for contributions that may be necessary for welfare benefit claims that are incurred prior to plan termination, each Company Plan can be terminated without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

               (v) Since October 1, 1996, there has been no establishment or amendment of any Company Plan, Company
          VEBA or Company Other Benefit Obligation.

               (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

               (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation or Company VEBA is pending or, to any Shareholder's Knowledge, is Threatened.

               (viii)    Except for the Drever Partners, Inc.
          401(k) Plan, no Company Plan is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

               (ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under Section 401(a) of the Code; each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code.
          Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

               (x) Neither Drever nor any ERISA Affiliate has ever maintained a "defined benefit plan" within the meaning of
          Section 3(35) of ERISA.

               (xi) No Acquired Company or ERISA Affiliate has ever established, maintained or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any Multi-Employer Plan.

               (xii) No Acquired Company or ERISA Affiliate has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of, any Multi-Employer Plan that could result in any liability of any Acquired Company, Walden or WDOP to a Multi-Employer Plan.

               (xiii) No Acquired Company or ERISA Affiliate has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

               (xiv) No Multi-Employer Plan to which any Acquired Company or ERISA Affiliate contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

               (xv) Except to the extent required under Section 601 of ERISA et seq. of ERISA and Section 4980B of the Code, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

               (xvi)     Each Acquired Company has the right to
          modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

               (xvii) To the Knowledge of the Shareholders, the Shareholders and all Acquired Companies have complied with the provisions of Section 601 of ERISA et seq. of ERISA and Section 4980B of the Code.

               (xviii) No payment that is owed or may become due to any director, officer, partner, employee or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under Section 280G or Section 4999 of the Code; nor will any Acquired Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

               (xix)     The consummation of the Contemplated
          Transactions will not result in the payment, vesting or acceleration of any benefit.

14. Contracts. Except as set forth on Schedule 3.14 hereto, no Shareholder (and no Related Person of any Shareholder) has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company or Partnership.

15.   Employees.

          (a) Schedule 3.15 hereto contains a complete and accurate list of the following information for each employee of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1996.

          (b) Schedule 3.15 hereto contains a complete and accurate list of the following information for each retired employee of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

16.   Labor Relations; Compliance.  Since January 1, 1994, no
Acquired Company has been or is a party to any collective bargaining or other labor Contract.

17.   Relationships with Related Persons.  Except as set forth on
Schedule 3.17 hereto, no Shareholder or any Related Person of any Shareholder or any Acquired Company has, or since December 31, 1996 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' or the Partnerships' businesses. Except as set forth in on Schedule 3.17 hereto, no Shareholder or any Related Person of any Shareholder, any Acquired Company or any Partnership is a party to any Contract with, or has any claim or right against, any Acquired Company or Partnership.

18. Investment Intent. Each Shareholder is acquiring the Units for its own account and for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Units within the meaning of the Securities Act.

                            ARTICLE 4

                Representations and Warranties of
                         WDOP and Walden

     WDOP and Walden hereby represent and warrant to the Shareholders as follows:

1. Existence; Good Standing; Authority Compliance with Law. Walden is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Maryland. Walden is duly licensed or qualified to do business and is in good standing under the laws of each state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Walden and its Subsidiaries taken as a whole (a "Walden Material Adverse Effect"). Walden has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. WDOP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite partnership power and authority to own its properties and to carry on its business as it is now being conducted and as contemplated by this Agreement and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Walden Material Adverse Effect.

     Neither Walden nor any of its Subsidiaries is in violation of any order of any court, governmental body or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Walden or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Walden Material Adverse Effect. Walden and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Walden Material Adverse Effect. Copies of the Organizational Documents of Walden and WDOP have been delivered or made available to Drever and its counsel, are complete and correct and are in full force and effect as of the date hereof.

2. Authorization, Validity and Effect of Agreements. Walden and WDOP have the requisite corporate and partnership power and authority, respectively, to execute and deliver this Agreement and to consummate the Contemplated Transactions. Subject to the approval of the issuance of the shares of Common Stock to be issued by Walden upon exchange of the Common Units and upon the exercise of the Warrants by the Walden Stockholders, the consummation by each of Walden and WDOP of this Agreement and the Contemplated Transactions have been duly authorized by all requisite corporate and partnership action on the part of Walden and WDOP, respectively. Assuming the due and valid authorization, execution and delivery of this Agreement by the Shareholders, the Equity Participants and the Assignees, this Agreement constitutes the valid and legally binding obligation of each of Walden and WDOP, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3. Capitalization. The authorized capital stock of Walden consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1997, there were 17,388,208 shares of Common Stock issued and outstanding and 5,768,200 shares of Preferred Stock, constituting the series designated as (a) the 9.16% Series A Cumulative Redeemable Preferred Stock, (b) the 9.16% Series B Cumulative Redeemable Preferred Stock, and (c) the 9.20% Senior Preferred Stock issued and outstanding. In addition, there are 810,128 limited partnership interests issued and outstanding in Walden Residential Operating L.P., a Subsidiary of Walden ("Walden Operating"). Except as described above, Walden has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Walden Stockholders on any matter. All such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Walden or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Walden or any of its Subsidiaries, other than the issuance, by Walden up to 1,644,500 shares of Common Stock upon the exercise of stock options issued to employees and directors. There are no agreements or understandings to which Walden is a party with respect to the voting of any shares of Common Stock or which restrict the transfer of any such shares, except in order to protect its REIT status.

4. Partnership Interests. Walden is the sole general partner and WDN Properties, Inc., a wholly-owned subsidiary of Walden, is the sole limited partner, of WDOP. All of the interests issued to such entities by WDOP have been duly authorized and are validly issued, fully paid and nonassessable. Other than this Agreement and the Exchange Agreement, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which WDOP is a party or which are binding on WDOP providing for the issuance or transfer by WDOP of additional interests.

5. Subsidiaries. Except as in the next sentence provided, Walden owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of its Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. There are currently outstanding 810,128 limited partnership interests in Walden
Operating owned by persons other than Walden and its Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

6. Other Interests. Except for interests in its Subsidiaries, neither Walden nor any of Walden Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

7. No Violation. Neither the execution and delivery by Walden and WDOP of this Agreement nor the consummation by Walden and WDOP of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the Organizational Documents of Walden or WDOP;
(b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Walden's stock option plans, or any grant or award made under any of the foregoing;
(c) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Walden or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Walden or any of its Subsidiaries is a party, or by which Walden or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Walden Material
Adverse Effect; or (d) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Walden Material Adverse Effect.

8. SEC Documents. Walden has delivered or made available to the Shareholders its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its proxy statement relating to the annual meeting of the Walden Stockholders to be held on June 5, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "1996 Fiscal Year Reports"). The 1996 Fiscal Year Reports, together with all other registration statements, prospectuses, Forms 8-K, 10-Q and 10-K, information statements, schedules and proxy statements filed by Walden with the SEC since January 1, 1994, each of which is listed on Schedule 4.8 hereto (collectively, the "Walden Reports"), were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Walden under the Securities Laws.

     As of their respective dates, the Walden Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Walden included in or incorporated by reference into the Walden Reports (including the related notes and schedules) fairly presents the consolidated financial position of Walden and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Walden included in or incorporated by reference into the Walden Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings or cash flows, as the case may be, of Walden and its Subsidiaries for the periods set forth therein
(subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by the Securities Laws.

      Except as and to the extent set forth on the consolidated balance sheet of Walden and its Subsidiaries at December 31, 1996, including all notes thereto, or as set forth in the Walden Reports, neither Walden nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether absolute, accrued, matured, contingent or otherwise, including, without limitation, any contingent liabilities or losses for unasserted claims which are probable of assertion, except for those (i) reflected on an interim balance sheet filed with the SEC subsequent to such date, (ii) otherwise disclosed on Schedule 4.8 hereto,
(iii) incurred in the ordinary course of business, and (iv) liabilities related to the acquisition by Walden of six properties on April 21, 1997.

9. Litigation. Except as disclosed on Schedule 4.9 hereto, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Walden or any of its Subsidiaries is a party or by which any of its properties or assets are bound, and (b) no actions, suits or proceedings pending against Walden or any of its Subsidiaries or, to the Knowledge of Walden, threatened against Walden or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

10. Absence of Certain Changes. Except and as to the extent disclosed in the Walden Reports filed with the SEC as of the date hereof, (a) Walden and its Subsidiaries have conducted their businesses only in the ordinary course of such business (which, for purposes of this Section 4.10 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) to the Knowledge of Walden, there has not been any Walden Material Adverse Effect; (c) as of the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock; (d) Walden and its Subsidiaries have not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise or suffered any events or occurrences that would be required by GAAP to be reflected on a consolidated balance sheet of Walden or that, individually or in the aggregate, would reasonably be likely to have a Walden Material Adverse Effect; and
(e) there has not been any material change in Walden's accounting principles, practices or methods.

11. Taxes. Except as set forth on Schedule 4.11 hereto, Walden and each of the Subsidiaries (a) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (b) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, and (c) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither Walden nor any of the Subsidiaries has received any notice that the federal, state and local income and franchise tax returns of Walden or any such Subsidiary have been or will be examined by any taxing authority. Neither Walden nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     Except as disclosed on Schedule 4.11 hereto, neither Walden nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. Walden (i) has qualified to be taxed as a real estate investment trust ("REIT") pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1994 through 1996, inclusive (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ending on December 31, 1997, and (iii) has not taken or omitted to take any action which could result in, a challenge to its status as a REIT. For purposes of this
Section 4.11, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

12.   Books and Records.

          (a) The books of account and other financial records of Walden and its Subsidiaries, all reports (including, without limitation, soil tests and construction inspection reports), Tenant Leases and other documents related to the construction, ownership, management and operation of their properties and assets that are in the possession and control of Walden, all of which have been made available to Drever are, to the Knowledge of Walden, in all material respects true and correct.

          (b) The records of Walden contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the Walden Stockholders and directors and any committees of the Board of Directors of Walden with respect to Walden.

13. Properties. Walden and its Subsidiaries own fee simple title or leasehold estates to each of the real properties reflected on the most recent balance sheet of Walden included in the Walden Reports (the "Walden Properties"), which are all of the real estate properties owned by them, and no Person has any contract, option, right of first refusal or other agreement to purchase any Walden Property or any part thereof. Each of the Walden Properties is owned by Walden or its Subsidiaries free and clear of Encumbrances, or any claim in favor of any Person that could become an Encumbrance, and Property Restrictions, except for (a) Encumbrances and Property Restrictions that are disclosed on Schedule 4.13 hereto,
(b) Encumbrances and Property Restrictions that would not be reasonably likely, individually or in the aggregate, to have a Walden Material Adverse Effect, (c) Property Restrictions imposed or promulgated by law or any Agency, including zoning regulations,
(d) Encumbrances and Property Restrictions disclosed on existing title reports, title policies or surveys, (e) to the knowledge of Walden, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the Walden Properties subject thereto or affected thereby and do not otherwise materially impair business operations conducted by Walden and its Subsidiaries, and (f) taxes that are not yet delinquent (such Encumbrances, Property
Restrictions, liens, limitations and taxes set forth in clauses (a) through (e) and the clause (f), collectively, the "Walden Permitted Liens").

     Valid policies of title insurance have been issued insuring Walden's or any of its Subsidiaries' fee simple title to, or leasehold estate in the Walden Properties, subject only to the matters disclosed above and as disclosed on Schedule 4.12 hereto, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.
Except as disclosed on Schedule 4.13 hereto or as otherwise set forth in Walden's 1997 capital expenditure budget, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Walden Properties and there is no agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Walden Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Walden Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same where the failure to obtain the same would not be reasonably likely to have a Walden Material Adverse Effect; (ii) neither Walden nor any of its Subsidiaries has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Walden Properties issued by any governmental authority; (iii) there are no structural defects relating to the Walden Properties and no Walden Properties whose building systems are not in working order in any respect, except for such defects that, individually or in the aggregate, would not be reasonably likely to have a Walden Material Adverse Effect; and (iv) there is (A) no physical damage to any Walden Property in excess of $250,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Walden Property the cost of which exceeds $250,000, and (C) no current restoration of any Walden Property the cost of which exceeds $250,000.

     Except as disclosed on Schedule 4.13 hereto, Walden or its Subsidiaries have received no notice to the effect that and there are no (x) condemnation or rezoning proceedings that are pending or, to the Knowledge of Walden, threatened with respect to any of the Walden Properties that would be reasonably likely to have a Walden Material Adverse Effect or (y) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Walden Properties or by the continued maintenance, operation or use of the parking areas where such violation would be reasonably likely to have a Walden Material Adverse Effect. To the Knowledge of Walden, all work to be performed, payments to be made and actions to be taken by Walden or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with an Agency in connection with a site approval, zoning reclassification or other similar action relating to the Walden Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and Walden is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

14.   Compliance with Applicable Regulations.

          (a) Except as disclosed on Schedule 4.14 hereto, all Walden Properties and the operation thereof (including the handling of tenant security and other deposits) currently are in substantial compliance with the requirements of all Agencies having jurisdiction over Walden, its Subsidiaries and the Walden Properties, except where the failure to so comply would not be reasonably likely to have a Walden Material Adverse Effect; and to Walden's Knowledge, there are no material commitments or agreements with any of the Agencies affecting the Walden Properties which have not been fully disclosed to the Shareholders in writing.

          (b) Except as disclosed on Schedule 4.14 hereto, neither Walden nor any of its Subsidiaries has received any written notice of uncured violations at any of the Walden Properties of zoning, building, fire, rent control, tenant security or other deposits or any other applicable statute, ordinance or regulation, relating to any of the Walden Properties, its construction, or any occupancy thereof except for violations that, individually or in the aggregate, would not be reasonably likely to have a Walden Material Adverse Effect, nor are there presently pending against Walden, any of its Subsidiaries or against any of the Walden Properties any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to Walden's Knowledge, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or action, in either case that could be reasonably likely to have a Walden Material Adverse Effect.

          (c) Except as disclosed on Schedule 4.14 hereto and except as would not be reasonably likely to have a Walden
     Material Adverse Effect, neither Walden nor any of its Subsidiaries has received any written notice that any of the Walden Properties is currently subject to (i) any existing, pending or, to the Knowledge of Walden, threatened investigation or inquiry by any governmental authority or (ii) any remedial obligations, under any Applicable Environmental Laws;
     and Walden nor any of its Subsidiaries has obtained any permits, licenses or similar authorizations to occupy, renovate, operate or use any portion of any of the Walden
     Properties by reason of any Applicable Environmental Laws.

          (d) Except as disclosed on Schedule 4.14 hereto and except as would not be reasonably likely to have a Walden Material Adverse Effect, to the Knowledge of Walden, no Hazardous Materials are located on or about any of the Walden Properties. To the Knowledge of Walden, and except as would not be reasonably likely to have a Walden Material Adverse Effect, no Walden Property contains any underground tanks for the storage or disposal of Hazardous Materials. Further, to the Knowledge of Walden, and except as would not be reasonably likely to have a Walden Material Adverse Effect, (i) no Walden Property previously has been used for the storage, manufacture or disposal of Hazardous Materials, (ii) no written complaint, Order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any Person or Agency has been received by Walden, and (C) to Walden's Knowledge, Walden and its Subsidiaries in material compliance with all Applicable Environmental Laws.

          (e) Neither Walden nor any of the Subsidiaries has received any written notices that any material permits, licenses or consents not already obtained are required by the Agencies in connection with the use and occupancy of any of the Walden Properties or any material improvements thereto.

15. No Brokers. Except the fee that is to be paid to Merrill Lynch & Co. Incorporated by Walden has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Walden, WDOP or any Shareholder to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions. Except for the fees payable to Houlihan Lokey Howard & Zukin and Merrill Lynch & Co. Incorporated, to the Knowledge of Walden, there is no other claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Contemplated Transactions.

16. Units. The issuance and delivery by WDOP of the Units pursuant to the terms of this Agreement have been duly and validly authorized by all necessary partnership action on the part of WDOP. The Units to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

17. Encumbrances on Properties. No action has been taken by Walden or any of its Subsidiaries, nor has Walden or any of its Subsidiaries failed to act, with respect to work performed or delivery of material which would give rise to an Encumbrance, other than a Walden Permitted Lien, on any of the Walden Properties or any improvements thereto. As of the Closing, there will be no unpaid assessments against any of the Walden Properties except for property taxes assessed but not due and payable at the time of Closing; and there will be no claim in favor of any person or entity (including the present management) for any unpaid commissions or fees for leasing of any of the Walden Properties arising out of the acts of or through Walden or any of its Subsidiaries otherwise than as payable in the ordinary course of business consistent with past practice.

18. Insurance. The insurance policies listed and described on Schedule 4.17 hereto are currently in force, and all such policies or their equivalent will be maintained in force until Closing. Neither Walden nor any of its Subsidiaries has received any notice from any insurer of any of the Walden Properties or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the improvements thereto, whether related to any of the Walden Properties or to the operation of any occupant thereof, which have not been cured or satisfied.

19. Non-foreign Status. Neither Walden nor WDOP is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Sections 1445 and 7701 of Code).

20. Information. None of the Proxy Statement or any other document filed or to be filed by or on behalf of Walden with the SEC or any other governmental entity or any other document required to be prepared and distributed in connection with the Contemplated Transactions will contain when filed, or shall contain, at the respective times filed with the SEC or other Agency, and, in addition, in the case of the Proxy Statement at the date it or any amendment or supplement thereto is mailed to the Walden
Stockholders to solicit the vote of such stockholders on the issuance of shares of Common Stock to be issued by Walden upon the exchange of Units and upon the exercise of the Warrants, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by the Shareholders in writing specifically for inclusion or incorporation by reference in any such document. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


                            ARTICLE 5

                            Covenants

     1.    Conduct of Business.

          (a) Prior to the Closing Date, except as contemplated by this Agreement, unless Walden or the Shareholders, as appropriate, has consented in writing thereto, WDOP, on the one hand, and the Shareholders, on the other hand:

               (i) Shall use their reasonable efforts to preserve intact, in all material respects, its business organization and goodwill and the business organizations and goodwill of the Acquired Companies;

               (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, any proposals to engage in material transactions; and

               (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

          (b) Prior to the Closing Date, unless Walden has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the Shareholders agree to cause each of Drever, AOF and AOFII to:

               (i) Conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) Not amend its articles of incorporation or bylaws;

               (iii) Not issue any additional shares of capital stock;

               (iv) Not declare, set aside or pay any distribution or payment with respect to, or directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock or make any commitment for any such action, except in the ordinary course of business;

               (v) Not sell or otherwise dispose of any of its assets which are material, individually or in the aggregate;

               (vi) Not make any loans, advances or capital contributions to, or investments in, any other Person;

               (vii) Not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of such entity or incurred in the ordinary course of business consistent with past practice;

               (viii)    Not enter into any commitment which may
          result in total payments or liability by or to it in excess of $25,000 in the case of any one commitment or in excess of $100,000 for all commitments other than commitments entered into in the ordinary course of business;

               (ix) By June 13, 1997, deliver to Walden the unaudited balance sheet of each of Drever, AOF and AOFII for the first fiscal quarter of 1997 and the related statements of operations, shareholders' equity and cash flow for such period and within forty-five (45) days following the end of any subsequent fiscal quarter ending prior to the Closing Date, deliver to Walden the unaudited balance sheet of each of Drever, AOF and AOFII for such quarter and the related statements of operations, shareholders' equity and cash flow for such period;

               (x) Deliver to Walden true, correct and complete copies of all 1996 federal, state and local income or franchise tax returns filed by each Acquired Company and all material communications relating thereto at the time they are filed but not later than September 15, 1997;

               (xi) All contracts to which any Acquired Company is a party; and

               (xii) Shall terminate any contracts in existence on the date hereof between Drever/McIntosh, Inc. and either of Apartment Opportunity Fund, L.P. and Apartment Opportunity Fund II, L.P. and enter into agreements with the same terms and conditions between Drever and Apartment Opportunity Fund, L.P. and Apartment Opportunity Fund II, L.P.

          (c) Prior to the Closing Date, unless the Shareholders have consented (such consent not to be unreasonably withheld or delayed) in writing thereto, each of Walden and WDOP:

               (i) Shall, and shall cause each of their respective affiliates to, conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

               (ii) Shall not amend their respective articles of incorporation, bylaws, partnership agreement or other charter document;

               (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including Walden's existing dividend reinvestment plan and stock option plans) existing on the date hereof, or as otherwise required by this Agreement or the Contribution Agreement) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) amend any employment agreement with any of its present or future officers or directors, or (C) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan);

               (iv) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except a dividend not to exceed $.4825 per share of Common Stock, $.5725 per share of Walden's 9.16% Series A Cumulative
          Redeemable Preferred Stock and 9.16% Series B Cumulative Redeemable Preferred Stock and $.575 per share of Walden's 9.20% Senior Preferred Stock for the second and third calendar quarters of 1997 and any other dividend or distribution necessary for Walden to maintain its ability to qualify to be taxed as a REIT under the Code, or
          (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Walden, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its affiliates, or make any commitment for any such action;

               (v) Shall not, and shall not permit any of their respective affiliates to, sell or otherwise dispose of, except in the ordinary course of business, any of their assets which are material, individually or in the aggregate;

               (vi) Shall not, and shall not permit any of their respective affiliates to, make any loans, advances or capital contributions to, or investments in, any unaffiliated third party other than in connection with the sale of properties;

               (vii)     Shall not, and shall not permit any of
          their respective affiliates to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Walden included in Walden's Form
          10-K for the fiscal year ended December 31, 1996 or incurred in the ordinary course of business consistent with past practice;

               (viii)    Shall not, and shall not permit any of
          their respective affiliates to, enter into any commitments which, individually or in the aggregate, may result in total payments or liability by or to it in excess of $1,000,000 other than commitments entered into in the ordinary course of business; and

               (ix) Shall not, and shall not permit any of their respective affiliates to, enter into any commitment with any officer, director or affiliate of Walden, except in the ordinary course of business.

     2. Approval of Stockholders. In connection with the issuance of shares of Common Stock by Walden upon exchange of the Common Units and the exercise of the Warrants, Walden, acting through its Board of Directors, shall, in accordance with applicable law, its articles of incorporation and bylaws and the rules and regulations of the New York Stock Exchange, duly call, give notice of, convene and hold a special meeting of the Walden Stockholders as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of such share issuances. Walden shall include in the Proxy Statement the recommendation of its Board of Directors that the Walden
Stockholders vote in favor of the approval of such share issuances, unless the Board of Directors of Walden determines in good faith that any such action would violate such Board's fiduciary duties under applicable law.

     3. Filings; Other Action. Subject to the terms and conditions herein provided, Walden and the Shareholders shall:
(a) use all their best efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing
Date from, governmental or regulatory authorities of the United
States, the several states, third party secured and unsecured lenders and rating agencies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use their best efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Walden and the Shareholders necessary to effectuate the Contemplated Transactions, and (c) use their best efforts to take, or ause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.
If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Walden, Drever, AOFII and AOF shall take all such necessary action.

     4. Inspection of Records. From the date hereof to the Closing Date, each of Walden, Drever, AOFII and AOF shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Walden, WDOP, Drever, AOFII, AOF and their respective affiliates.

     5. Publicity. The initial press release relating to this Agreement shall be a joint release and thereafter Walden, Drever, AOFII and AOF shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     6. Proxy Statement. Walden shall file with the SEC as soon as practicable a proxy statement (the "Proxy Statement") under the Exchange Act, with respect to the meeting of the Walden
Stockholders in connection with the Contemplated Transactions and the Exchange Offer. Walden will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Walden shall use its best efforts to make, prior to the Closing Date, all necessary Regulatory Filings to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Shareholders hereby agree to cooperate with Walden in the preparation of the Proxy Statement and to provide Walden with such information as Walden may reasonably request.

     7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Exchange Offer.

     8. Expenses. All costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, including all fees and expenses of agents, representatives, counsel and accountants.

     9.     Third Party Consents.  Each of WDOP, Walden and the
Shareholders shall take, or cause to be taken, all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the Contemplated Transactions.

     10. Efforts to Fulfill Conditions. Each of WDOP, Walden and the Shareholders shall use their best efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

     11. Representations, Warranties and Conditions Prior to Closing. Each of Walden, WDOP and the Shareholders shall use their best efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, each of Walden and the Shareholders shall promptly notify the other in writing
(a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if any of WDOP, Walden or the Shareholders fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

     12. Cooperation of the Parties. Walden and the Shareholders each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

     13. Stock Exchange Listing. Walden shall, as promptly as practicable following the date hereof, prepare and submit to the New York Stock Exchange a listing application covering the shares of Common Stock and Preferred Stock to be issued by Walden upon exchange of the Common Units and Preferred Units, respectively, and shall use its best efforts to obtain, prior to the Closing Date, approval of the listing of such shares, subject to official notice of issuance.


                            ARTICLE 6

                            Conditions

     1.    Conditions to the Shareholders', the Equity
Participants', Walden's and WDOP's Obligations to Consummate the
Contemplated Transactions. The respective obligation of each party to effect the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The issuance of the Common Stock issuable upon exchange of the Common Units and upon the exercise of the Warrants shall have been approved by the Walden Stockholders.

          (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Contemplated Transactions. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c)  The Exchange Offer shall have closed.

          (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Walden and each of Drever, AOF and AOFII (and their respective affiliates taken as a whole), following the Closing.

     2. Conditions to Obligations of the Shareholders and Equity Participants to Consummate the Contemplated Transactions. The obligations of each of the Shareholders and Equity Participants to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by such Shareholder or Equity
Participant:

          (a) WDOP and Walden shall have performed their respec-tive agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Walden and WDOP contained in this Agreement shall be true and correct in all material respects as of the Closing Date (except for those representations and warranties that address matters only as of a particular date and time which need only be true and correct as of such date or with respect to such period).

          (b) The Shareholders shall have received the opinion of Winstead Sechrest & Minick P.C. ("WSM"), dated the Closing
     Date, in substantially the form attached hereto as Schedule
     6.2.

          (c) The shares of Common Stock and Preferred Stock issuable upon the exchange of the Common Units and Preferred Units, respectively, and upon the exercise of the Warrants shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

     3. Conditions to Obligation of WDOP to Consummate the Contemplated Transactions. The obligation of WDOP to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by WDOP:

          (a) The Shareholders and the Equity Participants shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Shareholders contained in the Agreement shall be true and correct in all material respects as of the Closing Date.

          (b) Interestholders (as defined in the Exchange Agreement) representing 50% or more of the limited partner interests of each of Apartment Opportunity Fund, L.P. and Interestholders representing 50.1% or more of the limited partner interests of Apartment Opportunity Fund II, L.P. shall have accepted the Exchange Offer.

          (c) Partnership Properties (as defined in the Exchange Agreement) representing no more than 25% of the aggregate Property Values (as defined in the Exchange Agreement) of the Partnership Properties held by Apartment Opportunity Fund, L.P. and Partnership Properties representing no more than 25% of the aggregate Property Values of the Partnership Properties held by Apartment Opportunity Fund II, L.P. shall have been excluded pursuant to the provisions of the Exchange Agreement from the Partnership Properties to be held by the Partnerships on the Closing Date.

          (d) Walden shall have indicated its intention to close the Exchange Offer by delivery of written notice to that effect to the Shareholders.

          (e) The opinion of Merrill Lynch & Co. Incorporated addressed to the Board of Directors of Walden that the Exchange Consideration payable under the Exchange Agreement is fair, from a financial point of view, to the Walden
     Stockholders shall not have been withdrawn or materially modified.

          (f)  Walden shall have received the opinions of Richard
     Kalish, Esq., General Counsel of Drever, dated the Closing
     Date, in substantially the form attached hereto as Schedule
     6.3 hereto.


                            ARTICLE 7

                           Termination

     1. Termination by Mutual Consent. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date by the mutual written consent of the Shareholders and Walden (with the prior approval of the Board of Directors of Walden).

     2. Termination by Either the Shareholders or Walden. This Agreement may be terminated and the Contemplated Transactions may be abandoned by either the Shareholders or Walden if (a) the Contemplated Transactions shall not have been consummated by December 31, 1997, provided that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.2(a), (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such Order, decree, ruling or injunction, or (d) any of the conditions set forth in Article 6 hereof shall not have been satisfied; and provided, in the case of a termination pursuant to clause (a) or (d) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

     3. Termination by the Shareholders. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date if (a) there has been a breach by Walden or WDOP of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Walden Material Adverse Effect and which breach is not curable by December 31, 1997, or (b) there has been material breach of any of the covenants or agreements set forth in this Agreement on the part of Walden or WDOP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by any of the Shareholders to Walden.

     4. Termination by Walden. This Agreement may be terminated and the contemplated Transactions may be abandoned at any time prior to the Closing Date, by action of the Board of Directors of Walden, if (a) there has been a breach by the Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an Acquired Company Material Adverse Effect, which breach is not cured by December 31, 1997, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any the Shareholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Walden to the Shareholders.

     5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and except for the provisions of Article 8 hereof (excluding Sections 9.3 and 9.12).

     6. Extension; Waiver. At any time prior to the Closing Date, either Walden or the Shareholders may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                            ARTICLE 8

                         Indemnification

     1.    Indemnification and Payment of Damages by Maxwell B.
Drever. Maxwell B. Drever will indemnify and hold harmless WDOP, Walden, the Acquired Companies, the Partnerships and their respective representatives, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with the Stephenson Litigation, all liabilities of Drever set forth on a balance sheet of Drever prepared as of the Closing Date (whether or not then currently payable) and the Contemplated Transaction. The obligations of Maxwell B. Drever under this Section 8.1 shall be secured by a pledge of the Common Units and Preferred Units received by Mr. Drever as Contribution Consideration under the terms and subject to the conditions of the Pledge Agreement.

     The remedies provided in this Section 8.1 will not be exclusive of or limit any other remedies that may be available to Walden or the other Indemnified Persons.

     2.    Procedure for Indemnification

          (a)  Promptly after receipt by an indemnified party under
     Section 8.1 hereof of the commencement of any indemnified proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any indemnified proceeding referred to in Section 8.2(a) hereof is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
     (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).


                            ARTICLE 9

                        General Provisions

     1. Nonsurvival of Representations and Warranties. No representation or warranty in this Agreement or in any instrument delivered to this Agreement shall survive the Closing Date. This
Section 9.1 shall not limit any covenant or agreement set forth herein that, by its terms, contemplates performance after the Closing Date.

     2. Confidentiality. Between the date of this Agreement and the Closing Date, Walden, WDOP, the Shareholders, the Equity
Participants and the Assignees will maintain in confidence, and will cause the Acquired Companies and the directors, officers, partners, employees, agents and advisors of Walden, WDOP, the Acquired
Companies and the Partnerships to maintain in confidence, and not use to the detriment of another party or an Acquired Company or Partnership any written, oral or other information obtained in confidence from another party or an Acquired Company or Partnership in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Shareholders, the Equity Participants and the Assignees waive, and shall, upon Walden's request, cause the Acquired Companies and the Partnerships to waive, any cause of action, right or claim arising out of the access of Walden or its representatives to any trade secrets or other confidential information of the Acquired Companies and the Partnerships except for the intentional competitive misuse by Walden of such trade secrets or confidential information.

     3. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below with respect to Walden and the Shareholders and as set forth on the signature pages hereto with respect to the Equity Participants and the Assignees (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          If to Walden or WDOP:

               c/o Walden Residential Properties, Inc.
               One Lincoln Centre
               5400 LBJ Freeway
               Suite 400
               Dallas, Texas  75240
               Attention:     Don R. Daseke
                              Chief Executive Officer
               Facsimile:     (972) 788-1550

          with a copy (which shall not constitute notice) to:

               Winstead Sechrest & Minick P.C.
               1201 Elm Street
               Suite 5400
               Dallas, Texas  75240
               Attention:     Kenneth L. Betts, Esq.
               Facsimile:     (214) 745-5390

           If to the Shareholders:

               c/o Drever Partners, Inc.
               Four Embarcadero Center
               Suite 1810
               San Francisco, California  94111
               Attention:     Michael E. Masterson
               Facsimile:     (415) 433-1777

          with a copy (which shall not constitute notice) to:

               Richard Kalish, Esq.
               c/o Drever Partners, Inc.
               Four Embarcadero Center
               Suite 1810
               San Francisco, California  94111
               Facsimile:     (415) 433-1777

     4. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     6. Entire Agreement and Modification. This Agreement supersedes all prior agreements, oral and written, between the parties with respect to its subject matter, including, without limitation, the letters of intent dated March 12, 1997 and May 8, 1997 and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     7.    Schedules.

          (a) The Schedules are incorporated by reference herein and made a part of this Agreement.

          (b) The disclosures in the Schedules hereto must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (c) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules hereto (other than an exception expressly set forth as such in the Schedules hereto with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     8. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties except that Walden may assign any of its rights under this Agreement to any Subsidiary of Walden.
Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Walden, WDOP and the Shareholders hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the appropriate federal courts located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated hereby in a court other than a Delaware Court.

     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     13.   Amendment to AOF and AOFII Articles of Incorporation.
The shareholders of AOF and AOFII hereby consent to amend the Articles of Incorporation of AOF and AOFII, respectively, effective as of the Closing Date, to delete Article V thereof.


            [Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                              WDOP:

                              WALDEN/DREVER OPERATING
                              PARTNERSHIP, L.P.

                              By:  Walden Residential Properties, Inc.
                                   its General Partner


                                   By:
                                        Name:
                                        Title:



                              WALDEN:

                              WALDEN RESIDENTIAL PROPERTIES, INC.


                              By:
                                   Name:
                                   Title:


                              SHAREHOLDERS:

                              DREVER FAMILY PARTNERSHIP I


                              By:
                                   Maxwell B. Drever, as Managing
                                   General Partner


                              DREVER FAMILY PARTNERSHIP II


                              By:
                                 Maxwell B. Drever, as Managing
                                 General Partner

                              DREVER EDUCATIONAL TRUST


                              By:
                                 Malcolm Edwards, Trustee



                                 Michael Masterson



                                 Michael Collier



                                 Bryan Levy



                                 Richard Kalish

                              EQUITY PARTICIPANTS:



                              Michael E. Masterson
                              Address:





                              Michael Collier
                              Address:





                              Bryan A. Levy
                              Address:





                              Charlene Geiss
                              Address:





                              Richard Kalish
                              Address:





                              David Glaser
                              Address:





                              William Bentley
                              Address: